Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Enters Into First Commercial PB3 Agreement with Mitsui Engineering and Shipbuilding

Pennington, NJ – June 1, 2016 – Ocean Power Technologies, Inc. (NASDAQ: OPTT) (“OPT” or “the Company”) announced today that the Company has entered into a PB3 PowerBuoy® lease agreement (“Agreement”) with Mitsui Engineering and Shipbuilding (“MES”), which is valued at approximately $975,000. The PB3 PowerBuoy leased by MES is planned to be deployed off Kozu-island in Japan following a planned stage gate review. Under the Agreement, OPT will also provide engineering support, associated deployment planning and logistics and ocean performance data collection and analysis. OPT and MES will also jointly develop and test an advanced control algorithm with the goal of assessing increased ocean wave energy capture and electric power generation for potential customers in Japan and surrounding countries. Work on the project began in March 2016 following the signing of a letter of intent by OPT and MES.

George H. Kirby, President and Chief Executive Officer of OPT, stated, “This first commercial agreement with MES is a significant and exciting commercialization milestone for OPT. MES has been a strong strategic partner in the development of the PowerBuoy, and this milestone will allow MES to demonstrate the flexibility of the PB3 power and communications platform in sea conditions off the coast of Japan. We believe that the deployment under this Agreement could provide access to a potentially huge market in Japan and the surrounding areas, and we’re looking forward to potentially leveraging these events with other interested parties. Market applications could include national defense and security, such as early detection and warning systems for subsea and surface threats, or oil field management and metocean applications for the oil and gas industry and scientific communities.”

“We’re looking forward to working closely with MES to commercialize the PB3 throughout Asia. We hope that it will serve the many markets in need of new and better power and communications solutions.”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (NASDAQ:OPTT) is a pioneer of ocean wave power generation and energy storage systems. OPT’s proprietary PowerBuoy® technology is based on a cost-effective, scalable, modular, and environmentally sound design which provides power and communications for a number of markets and applications.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact: Mark A. Featherstone, Chief Financial Officer of OPT	Phone: 609-730-0400

Investor Relations Contact: Andrew Barwicki Barwicki Investor Relations Inc.	Phone: 516-662-9461